Exhibit 99.1

	CONTACTS:	Robert P. Peebler
Chief Executive Officer
Input/Output (281) 879-3615

FOR IMMEDIATE RELEASE		Jack Lascar, Partner
Karen Roan, SVP
DRG&E (713) 529-6600

I/O REPORTS FIRST QUARTER 2006 RESULTS

Company reconfirms 2006 Guidance

HOUSTON – May 10, 2006 – Input/Output, Inc. (NYSE: IO) today announced a first quarter 2006 net loss of $3.3 million, or $0.04 loss per share, on revenues of $86.3 million compared to a restated net loss of $8.1 million, or $0.10 loss per share, on revenues of $62.0 million for the same period a year ago.

Marine Imaging revenues more than doubled to $26.6 million from $10.9 million a year ago due to continued improvement in the worldwide marine market and a strong contribution from the company’s towed streamer product line and VectorSeis® Ocean (VSO) sales. These strong marine results were accomplished despite a delay on the fulfillment of approximately $10 million in VSO sales that were originally planned for the first quarter, but slipped into the second quarter due to third party manufacturing delays.

GXT revenues increased 16 percent to $20.3 million during the quarter compared to $17.5 million a year ago, primarily attributable to continued strong processing revenues. This increase was achieved despite the delay in completing a portion of a large multi-client project due to a super tanker accidentally running over the survey boat streamers. That multi-client Span project is now fully operational and is expected to be completed in the second quarter.

Land Imaging revenues increased 14 percent to $34.9 million from $30.6 million a year ago, driven by continued strong performance from vibroseis trucks and Sensor geophone sales. Land System Four sales were weak in the first quarter, as expected, due to the upcoming new release of System Four, which anticipates shipments beginning late in the second quarter.

Gross margin for the first quarter was 28 percent compared to 18 percent for the same period a year ago. The year-over-year gross margin increase includes improvements within Marine and GXT due to stronger demand and a higher margin product mix, offset somewhat by continued pricing pressures in land systems related to new product offerings and market penetration. Operating expenses for the first quarter declined slightly to 29 percent of revenues compared to 30 percent for the first quarter of last year. However, this reduction was somewhat offset by an increase in R&D expense of $2.5 million, mainly due to a ramp-up to support FireFly™. Also, general and administrative expenses were $3.3 million higher than the comparable quarter last year, primarily due to higher than expected legal fees and increased professional and accounting fees associated with the 2005 audit and Sarbanes-Oxley compliance and $0.7 million related to expensing of stock options. Of this amount, approximately $1.5 million represented non-recurring, one-time charges.

Loss from operations in the first quarter was $1.1 million compared to a loss from operations of $7.5 million in the first quarter of 2005. EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the first quarter improved to $5.2 million compared to $1.0 million in the first quarter of last year. A reconciliation of EBITDA to reported earnings can be found at the end of this press release.

Bob Peebler, I/O’s President and Chief Executive Officer, said, “As we stated in our fourth quarter press release and conference call, we expected to start the year slowly and improve throughout 2006, with a larger portion of the revenues occurring in the last half of the year. Despite the slippage of revenues from the first quarter, we still achieved these improved results and, based on our current backlog and activity levels, we expect the remainder of the year to show solid improvement.

“The Marine Imaging Systems Division had another very good quarter, led by a strong seismic marine market, despite the inability to deliver some VSO shipments originally planned for the first quarter. Approximately $4 million in gross margin slipped into the second quarter due to delays in shipment of the next VSO system, and the GXT multi-client project delay. Although still incurring a $1.0 million operating loss in the quarter, GXT recorded improved results. GXT’s backlog for processing work continued to increase during the first quarter and the multi-client business looks strong going forward. In addition, GXT booked $4.5 million in data library sales in the first quarter that will be recognized throughout the remainder of 2006. Also, our customer, RXT, is finalizing an order for its third VSO system, which is scheduled to be delivered in the fourth quarter, in line with our expectations related to our exclusive agreement with RXT.

“On the Land Imaging side, the fundamental drivers behind the seismic market continue to improve, and our Sensor unit had another strong quarter. Our land System Four sales were weak in the first quarter with customers delaying orders in anticipation of the new release of System Four, which is scheduled to be ready late in the second quarter. Last week’s announcement of Apache’s participation in the multi-year 10,000 station FireFly program, combined with the earlier announcement of our alliance with BP, is another strong indicator of industry excitement about the potential of FireFly, both from an image quality and productivity perspective. The FireFly engineering program is on schedule with the goal of shooting the first program for BP in the fourth quarter of 2006.”

OUTLOOK

The following statements are based on our current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.

Mr. Peebler stated, “Even with the slow start to 2006, we remain optimistic about the year and reaffirm our annual revenue guidance of $410 to $450 million, with earnings ranging between $0.20 and $0.35 per share. We believe that the second half of the year will be stronger than the first half due to the backlog of large Marine sales that are scheduled for the fourth quarter, the normal shape of the data library business with its pattern of strong year-end spending, and improving land System Four sales and margins resulting from our new system releases. Overall, our business of seismic equipment and processing services is strengthening as the industry refocuses on exploration, and this bodes well for a good year.”

CONFERENCE CALL

I/O has scheduled a conference call for Thursday, May 11, 2006, at 9:00 a.m. Eastern Time. To participate in the conference call, dial 303-262-2075 at least 10 minutes before the call begins and ask for the Input/Output conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 18, 2006. To access the replay, dial 303-590-3000 and use pass code 11059407.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com. Also, an archive of the web cast will be available shortly after the call on the company’s website.

I/O is a leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Latin America, Europe, China, Russia, Africa and the Middle East. Additional information is available at www.i-o.com.

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2006, and estimated gross margins, EBITDA and operating expenses as a percentage of revenue for fiscal 2006, future sales and market growth, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with competitor’s product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Annual  Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

Tables to follow

INPUT/OUTPUT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$31,669	$15,853
Restricted cash	1,136	1,532
Accounts receivable, net	93,259	120,880
Current portion of notes receivable, net	10,692	8,372
Unbilled receivables	9,344	15,070
Inventories	95,293	81,428
Prepaid expenses and other current assets	9,963	10,919
Total current assets	251,356	254,054
Notes receivable	7,099	6,508
Non-current deferred income tax asset	3,183	3,183
Property, plant and equipment, net	28,558	28,997
Multi-client data library, net	26,512	18,996
Investments at cost	4,000	4,000
Goodwill	152,501	154,794
Intangible and other assets, net	65,203	67,329
Total assets	$538,412	$537,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$3,961	$4,405
Accounts payable	25,260	31,938
Accrued expenses	51,245	48,828
Deferred revenue	20,742	11,939
Deferred income tax liability	3,183	3,183
Total current liabilities	104,391	100,293
Long-term debt, net of current maturities	71,665	71,541
Non-current deferred income tax liability	4,191	4,304
Other long-term liabilities	4,358	4,340
Total liabilitiesTotal liabilitiesTotal liabilities	184,605	180,478

Cumulative convertible preferred stock	29,875	29,838

Stockholders’ equity:
Common stock	801	807
Additional paid-in capital	485,300	487,232
Accumulated deficit	(153,341)	(150,007)
Accumulated other comprehensive loss	(2,860)	(728)
Treasury stock	(5,968)	(5,968)
Unamortized restricted stock compensation	—	(3,791)
Total stockholders’ equity	323,932	327,545
Total liabilities and stockholders’equity	$538,412	$537,861

INPUT/OUTPUT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
		(Restated)
Net sales	$86,349	$62,042
Cost of sales	62,587	51,167
Gross profit	23,762	10,875
Operating expenses (income):
Research and development	7,081	4,555
Marketing and sales	8,175	7,487
General and administrative	9,633	6,305
Gain on sale of assets	—	(5)
Total operating expenses	24,889	18,342
Income (loss) from operations	(1,127)	(7,467)
Interest expense	(1,399)	(1,744)
Interest income	320	71
Other income (expense)	(19)	41
Loss before income taxes and change in accounting principle	(2,225)	(9,099)
Income tax expense (benefit)	942	(1,215)
Net loss before change in accounting principle	(3,167)	(7,884)
Cumulative effect of change in accounting principle	398	—
Net loss	(2,769)	(7,884)
Preferred stock dividends and accretion	565	194
Net loss applicable to common shares	$(3,334)	$(8,078)

Basic and diluted loss per share:
Loss per share before change in accounting principle	$(0.05)	$(0.10)
Cumulative effect of change in accounting principle	0.01	—
Loss per share	$(0.04)	$(0.10)
Weighted average number of common shares outstanding:
Basic	79,134	78,298
Diluted	79,134	78,298

Reconciliation of EBITDA to Net Loss

(Non-GAAP Measures)

(In thousands)

(Unaudited)

EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principals (GAAP). We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended March 31,
	2006	2005
		(Restated)
Net loss applicable to common shares	$(3,334)	$(8,078)
Interest expense	1,399	1,744
Interest income	(320)	(71)
Income tax expense (benefit)	942	(1,215)
Depreciation and amortization expense	6,941	8,575
Cumulative effect of change in accounting principle	(398)	—
EBITDA	$5,230	$955

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